Exhibit 2.2

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 31, 2022, among KKR Holdings L.P., a Delaware limited partnership (“KKR Holdings”), KKR Holdings GP Limited, a Cayman Islands exempted company and the general partner of KKR Holdings (“Holdings GP”), KKR Aubergine Inc., a Delaware corporation (“New Pubco”), and KKR Aubergine Merger Sub I LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of New Pubco (“Merger Sub I”).

WITNESSETH:

WHEREAS, on October 8, 2021, KKR & Co. Inc., a Delaware corporation (“KKR & Co.”); KKR Group Holdings Corp., a Delaware corporation; KKR Group Partnership L.P., a Cayman Island exempted limited partnership; KKR Holdings; Holdings GP; KKR Associates Holdings L.P., a Cayman Islands exempted limited partnership; KKR Associates Holdings GP Limited, a Cayman Islands exempted company; and KKR Management LLP, a Delaware limited partnership, entered into that certain Reorganization Agreement (the “Reorganization Agreement”) setting forth the terms and conditions of a series of transactions among the parties thereto (each such transaction, a “Reorganization Step” and such transactions together, the “Reorganization”);

WHEREAS, the Reorganization Agreement contemplates, among other Reorganization Steps, (i) the merger of KKR Aubergine Merger Sub II LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of New Pubco (“Merger Sub II”) with and into KKR & Co. (the “Pubco Merger”), with KKR & Co. surviving (the surviving entity, “KKR Group Co.”), (ii) the merger of Merger Sub I with and into KKR Holdings (the “Holdings Merger”), with KKR Holdings surviving (the surviving entity, the “Surviving Partnership”), and (iii) the contribution by New Pubco of all of the outstanding limited partnership interests of the Surviving Partnership held by New Pubco to KKR Group Co. (the “Holdings Contribution”);

WHEREAS, all of the Reorganization Steps other than the Holdings Merger and the Holdings Contribution have been completed;

WHEREAS, the parties to the Reorganization Agreement have mutually agreed that the Closing (as defined in the Reorganization Agreement) shall occur on May 31, 2022 (the “Effective Date”);

WHEREAS, Merger Sub I and KKR Holdings desire to complete the Holdings Merger;

WHEREAS, Section 17-211 of the Delaware Revised Uniform Limited Partnership Act (the “DRULPA”) and Section 18-209 of the Delaware Limited Liability Company Act (the “LLC Act”) permit the merger of a limited liability company into a limited partnership;

WHEREAS, Holdings GP, as the general partner of KKR Holdings, unitholders owning more than 50% of the percentage interest in the profits of KKR Holdings owned by all of the limited partners of KKR Holdings and New Pubco, as the sole member of Merger Sub I, have approved this Agreement and the consummation of the Holdings Merger in accordance with the DRULPA and the LLC Act and the applicable organizational documents of KKR Holdings and Merger Sub I;

WHEREAS, upon the consummation of the Holdings Merger, all of Merger Sub I’s property, rights, privileges and other assets shall be vested in the Surviving Partnership, and the Surviving Partnership shall assume all of Merger Sub I’s obligations and liabilities;

WHEREAS, on the Effective Date, immediately prior to the Holdings Merger, the Pubco Merger was completed; and

WHEREAS, immediately following the consummation of the Holdings Merger, the Holdings Contribution shall be completed.

NOW THEREFORE, the parties hereto hereby agree as follows:

ARTICLE I
THE MERGER

Section 1.01. The Merger

(a)          On the Effective Date, Merger Sub I shall merge with and into KKR Holdings, with KKR Holdings continuing as the surviving entity. On the Effective Date, KKR Holdings shall file a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Secretary of State”) and make all other filings or recordings required by Delaware law in connection with the Holdings Merger. Any officer of KKR Holdings or Holdings GP is hereby authorized and directed to execute the Certificate of Merger on behalf of KKR Holdings as an authorized officer of KKR Holdings or Holdings GP, and to file the Certificate of Merger with the Secretary of State. The Merger shall become effective at 5:30 p.m. Eastern Time on the Effective Date (the “Effective Time”), which shall be provided in the Certificate of Merger filed with the Secretary of State.

(b)          At the Effective Time, Merger Sub I shall be merged with and into KKR Holdings, whereupon the separate existence of Merger Sub I shall cease and KKR Holdings shall continue as the Surviving Partnership in the Holdings Merger in accordance with Section 17-211 of the DRULPA and Section 18-209 of the LLC Act.

Section 1.02. Effect on LLC Interests of Merger Sub I and Partnership Interests of KKR Holdings

(a)          At the Effective Time, all of the limited liability company interests of Merger Sub I shall, by virtue of the Holdings Merger and without any action on the part of the holder thereof, be converted into and become one issued and outstanding unit of limited partnership interest in the Surviving Partnership, and shall constitute the only issued and outstanding unit of limited partnership interest in the Surviving Partnership.

(b)          At the Effective Time,

i.	each unit representing Class A Interests (as defined in the limited partnership agreement of KKR Holdings) shall, by virtue of the Holdings Merger and without any action on the part of the holders thereof, subject to the terms and conditions set forth in the Reorganization Agreement, be converted into the right to receive (A) subject to Section 1.03(a), one validly issued, fully paid and nonassessable share of common stock, $0.01 par value, of New Pubco (“KKR Common Stock”) and (B) subject to Section 1.03(b), a number of shares of KKR Common Stock equal to 8,500,000 divided by the number of Class A Interests outstanding as of immediately prior to the Effective Time (each share of KKR Common Stock issued pursuant to this clause (B), a “Class A Unit Exchanged Share”); and

ii.	the general partner interest in KKR Holdings outstanding immediately prior to the Effective Time shall, by virtue of the Holdings Merger and without any action on the part of the holder thereof, remain unchanged and continue to remain outstanding as the general partner interest of the Surviving Partnership.

Section 1.03. Lock-up Condition

(a)          The receipt of KKR Common Stock by, and issuance to, any limited partner of Holdings (a “Holdings LP”) pursuant to Section 1.02(b)(i) shall be conditioned on such Holdings LP duly executing and delivering to KKR Holdings a lock-up agreement in the form provided by KKR & Co. Inc., pursuant to which (i) such Holdings LP agrees not to transfer or dispose of such shares of KKR Common Stock except in accordance with a coordinated selling program having terms that are the same or substantially the same as those in effect with respect to such Holdings LP as of the date of the Reorganization Agreement in all material respects to such Holdings LP, except as amended to reflect the terms of the Reorganization Agreement, (ii) any restrictions on transfer on the units of Holdings shall continue to apply with respect to such shares of KKR Common Stock except in clauses (i) and (ii) as otherwise determined by KKR & Co. Inc. in its sole discretion after the Effective Time, and (iii) such shares of KKR Common Stock are held at a transfer agent, bank or brokerage firm approved by KKR & Co. Inc., except in each case as otherwise permitted by KKR & Co. Inc.

(b)          The receipt and issuance of any individual Holdings LP’s Class A Unit Exchanged Shares pursuant to Section 1.02(b)(i)(B) shall be conditioned on such Holdings LP duly executing and delivering to New Pubco a lock-up agreement in the form provided by KKR & Co. Inc. pursuant to which (i) such Holdings LP agrees not to transfer or dispose of such shares of KKR Common Stock during the period commencing at the Effective Time and ending on the Sunset Date (the “Lock-Up Period”) and (ii) such Class A Unit Exchanged Shares will be held at the transfer agent of KKR & Co. Inc. or such other transfer agent, bank or brokerage firm approved by New Pubco in its sole discretion bearing restrictive legends and/or other alternative means of restricting transfer as approved by New Pubco in its sole discretion during the Lock-Up Period.

ARTICLE II
THE SURVIVING PARTNERSHIP

Section 2.01. Certificate of Limited Partnership

At the Effective Time, the name of the Surviving Partnership shall be “KKR Group Holdings L.P.” The certificate of limited partnership of KKR Holdings as in effect immediately prior to the Effective Time, as amended by the Certificate of Merger to change the name of the Surviving Partnership (the “Certificate of Limited Partnership”), shall continue to be the Certificate of Limited Partnership, and, unless and until amended in accordance with applicable law, shall be the Certificate of Limited Partnership of the Surviving Partnership.

Section 2.02. Limited Partnership Agreement

At the Effective Time, the limited partnership agreement of KKR Holdings as in effect immediately prior to the Effective Time shall continue to be the limited partnership agreement of the Surviving Partnership, until amended in accordance with its terms and applicable law.

Section 2.03. General Partner

At the Effective Time, KKR Group Holdings Corp. shall be admitted as general partner in substitution of Holdings GP and such substitute general partner shall be the general partner of the Surviving Partnership, unless and until a substitute general partner shall be admitted in substitution therefor in accordance with the organizational documents of the Surviving Partnership as described in Section 2.02.

ARTICLE III
TRANSFER AND CONVEYANCE OF ASSETS AND ASSUMPTION OF LIABILITIES

Section 3.01. Transfer, Conveyance and Assumption

At the Effective Time, KKR Holdings shall continue in existence as the Surviving Partnership, and without further transfer, succeed to and possess all of the rights, privileges and powers of Merger Sub I, and all of the assets and property of whatever kind and character of Merger Sub I shall vest in KKR Holdings without further act or deed. Thereafter, the Surviving Partnership shall be liable for all of the obligations and liabilities of Merger Sub I, and any claim or judgment against Merger Sub I may be enforced against the Surviving Partnership in accordance with Section 17-211 of the DRULPA.

Section 3.02. Further Assurances

If at any time KKR Holdings or Holdings GP shall consider or be advised that any further action on the part of Merger Sub I or New Pubco is necessary or advisable to carry out the provisions hereof, the proper representatives of Merger Sub I or New Pubco, as applicable, as of the Effective Time shall execute and deliver any and all proper documentation to carry out the provisions hereof.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

Each party hereto, severally and not jointly, hereby represents and warrants to the other parties hereto:

(a)          Each such party is duly organized or formed, as applicable, validly existing and in good standing under the laws of the jurisdiction in which it is organized, and has full power and authority to own, lease or otherwise hold and operate its properties, rights and assets and to carry on its business as it is now being conducted;

(b)          Each such party is duly qualified to do business, and is in good standing, in each jurisdiction where the character of its properties or the nature of its activities make such qualification necessary;

(c)          Subject to the Reorganization and any amendments or changes contemplated hereby or by the Reorganization Agreement, the execution and delivery of this Agreement and the consummation of the transactions hereby will not at the Effective Time violate any provisions of the certificate of limited partnership, limited partnership agreement, incorporation documents, bylaws, certificate of formation, limited liability company agreement or similar governing documents of the parties hereto; and

(d)          Each party to this Agreement has full power and authority to execute and deliver this Agreement and consummate the transactions contemplated by this Agreement.

ARTICLE V
MISCELLANEOUS

Section 5.01. Amendments; No Waivers

(a)          Any provision of this Agreement may, subject to applicable law, be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed by each of KKR Holdings, Holdings GP, Merger Sub I and New Pubco. Except as otherwise required by applicable law, any amendment to this Agreement may be approved by mutual written agreement of each of KKR Holdings, Holdings GP, Merger Sub I and New Pubco.

(b)          No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 5.02. Entire Agreement

Other than the Reorganization Agreement and any other agreements contemplated by the Reorganization Agreement, this Agreement shall constitute the entire agreement between the parties hereto with respect to the subject matter hereof and shall supersede all prior negotiations, commitments, course of dealings and writings with respect to such subject matter.

Section 5.03. Successors and Assigns

The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto.

Section 5.04. Governing Law

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice or conflict of laws, provisions or rules that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 5.05. Arbitration; Submission to Jurisdiction; Waiver of Jury Trial

(a)          Any dispute, disagreement, claim, or controversy (at law or in equity) arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement or any matter arising out of or in connection with this Agreement and the rights and obligations arising hereunder or thereunder (a “Dispute”) shall be resolved in accordance with this Section 5.05.

(b)          The parties in dispute shall attempt in good faith to resolve such Dispute among themselves within thirty (30) calendar days from the date any party sends written notice of such Dispute to the other party(ies) involved in such Dispute.

(c)          If such Dispute has not been resolved in writing for any reason within the 30-day period, the Dispute shall, at the request of any party, be settled exclusively by final and binding arbitration administered by the International Centre for Dispute Resolution (“ICDR”) in accordance with its International Arbitration Rules in effect at the time (the “Rules”), except as modified herein.

(i)	The seat of arbitration shall be New York, New York and the arbitration shall be conducted in the English language.

(ii)	The arbitration shall be conducted by three independent and impartial arbitrators.

(a)	If there are only two parties to the arbitration, then the claimant and respondent shall each appoint one arbitrator within thirty (30) days of receipt by respondent of the demand for arbitration. The two arbitrators so appointed shall appoint the third and presiding arbitrator (the “Presiding Arbitrator”) within thirty (30) days of the appointment of the second arbitrator. If any party fails to appoint an arbitrator, or if the two party-appointed arbitrators fail to appoint the Presiding Arbitrator, within the time periods specified herein, then any such arbitrator shall, upon any party’s request, be appointed by the ICDR in accordance with the Rules.

(b)	If there are more than two parties to the arbitration, then the claimant or claimants collectively, and respondent or respondents collectively, shall each appoint one arbitrator within thirty (30) days of receipt by respondent or respondents of the demand for arbitration. The two arbitrators so appointed shall appoint the Presiding Arbitrator within thirty (30) days of the appointment of the second arbitrator. If the two party-appointed arbitrators cannot reach agreement on the Presiding Arbitrator within the time periods specified herein, then the ICDR shall appoint the Presiding Arbitrator in accordance with the Rules. If either all of the claimants or all of the respondents, respectively, fail to make a joint appointment of an arbitrator within the time limits set forth herein, then the ICDR shall appoint all three arbitrators in accordance with the Rules.

(iii)	The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. § 1 et seq.

(iv)	The fees and expenses of the arbitrators shall be shared equally by the parties to such arbitration and advanced by them from time to time as required.

(v)	The arbitrators shall permit and facilitate such discovery as they shall determine appropriate in the circumstances, taking into account the needs of the parties and the desirability of making discovery expeditious and cost effective.

(vi)	The parties to the Dispute shall keep confidential any proprietary information, trade secrets or other nonpublic information disclosed in discovery.

(vii)	The arbitrators shall endeavor to render their award within sixty (60) days of the conclusion of the final arbitration hearing, or as soon as practicable thereafter.

(viii)	Notwithstanding anything to the contrary provided in this Section 5.05 and without prejudice to the above procedures, any party may apply to the Delaware Chancery Court, or, if such court does not have jurisdiction, any federal court located in the State of Delaware, or, if neither of such courts has jurisdiction, any other Delaware state court (“Chosen Courts”) or any other court of competent jurisdiction for temporary injunctive or other provisional judicial relief if such action is necessary to avoid irreparable damage or to preserve the status quo. Each of the parties irrevocably consents and submits for itself and in respect of its property, generally and unconditionally, to the non-exclusive jurisdiction of the Chosen Courts for such purpose and for the enforcement of any arbitral award rendered hereunder and to compel arbitration. In any such action: (i) each party irrevocably waives, to the fullest extent it may effectively do so, any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens or any right of objection to jurisdiction on account of its place of incorporation or domicile, which it may now or hereafter have to the bringing of any such action or proceeding in any of the Chosen Courts; (ii) each of the parties irrevocably consents to service of process in any Dispute in any of the aforesaid courts or arbitration by the mailing of copies thereof by registered or certified mail, postage prepaid, or by recognized overnight delivery service, to such party at 30 Hudson Yards, New York, New York 10001; and (iii) each of the parties waives any right to trial by jury in any court.

(ix)	Without prejudice to the provisional remedies that may be granted by a court, the arbitrator shall have full authority to grant provisional remedies, to order a party to request that a court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any party to respect the arbitrator’s orders to that effect.

(x)	The arbitrators shall not have any right or power to award punitive or treble damages.

(xi)	The award rendered by the arbitrators shall be final and not subject to judicial review.

(xii)	Any arbitration award may be entered in and enforced by any court having jurisdiction thereof or over any party or any of its assets and the parties hereby consent and submit to the jurisdiction of the courts of any competent jurisdiction for purposes of the enforcement of any arbitration award.

(xiii)	The parties to any Dispute agree that after the arbitrators have made a finding with respect to a particular factual matter pursuant to this Section 5.05, such finding of the arbitrators shall be deemed to have been finally determined by the parties for all purposes under this Agreement and, thereafter, no party shall have the right to seek any contrary determination in connection with any later arbitration procedure.

(a)            To the extent that any party hereto has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself, or to such party’s property, each such party hereby irrevocably waives such immunity in respect of such party’s obligations with respect to this Agreement.

(b)            Each party hereto acknowledges that it is knowingly and voluntarily agreeing to the choice of Delaware law to govern this Agreement and to arbitration and the other provisions of this Section 5.05. The parties hereto intend this to be an effective choice of Delaware law and an effective consent to jurisdiction and service of process under 6 Del. C. § 2708.

(c)            Each party hereto, for itself and its affiliates, hereby irrevocably and unconditionally waives to the fullest extent permitted by applicable law all right to trial by jury in any action or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to the actions of the parties hereto or their respective affiliates pursuant to this Agreement or the other transaction documents in the negotiation, administration, performance or enforcement hereof or thereof.

Section 5.06. Counterparts; Effectiveness

This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received the counterpart hereof signed by the other party hereto. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement or any document to be signed in connection with this Agreement shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the Parties consent to conduct the transactions contemplated hereunder by electronic means.

Section 5.07. No Recourse

Notwithstanding anything that may be expressed or implied in this Agreement, each party hereto, on behalf of itself and its affiliates and their respective successors and assigns, acknowledges and agrees that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement or the transactions contemplated hereby shall be had against any past, present or future director, officer, agent or employee of any past, present or future member of the other parties hereto or of any affiliate or assignee thereof or any other person that is not a party to this Agreement, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any past, present or future director, officer, agent or employee of any past, present or future member of any party hereto or of any affiliate or assignee thereof, as such, for any obligation of such party under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized representatives as of the day and year first above written.

KKR HOLDINGS L.P.

By: KKR Holdings GP Limited, its general partner

/s/ David J. Sorkin
Name:	David J. Sorkin
Title:	Director

[Signature Page to Holdings Merger Agreement]

KKR HOLDINGS GP LIMITED

/s/ David J. Sorkin
Name:	David J. Sorkin
Title:	Director

[Signature Page to Holdings Merger Agreement]

KKR AUBERGINE INC.

/s/ Christopher Lee
Name:	Christopher Lee
Title:	Assistant Secretary

[Signature Page to Holdings Merger Agreement]

KKR AUBERGINE MERGER SUB I LLC

/s/ Robert H. Lewin
Name:	Robert H. Lewin
Title:	Manager

[Signature Page to Holdings Merger Agreement]